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                                                                      EXHIBIT 12

                              VORNADO REALTY TRUST

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                 1997            1996            1995            1994            1993
                             ------------    ------------    ------------    ------------    ------------
Income from continuing
  operations before income
  taxes....................    $ 45,474        $61,364         $53,008         $41,240         $25,386
Fixed charges..............      59,104         17,214          17,333          16,229          31,892
                               --------        -------         -------         -------         -------
Income from continuing
  operations before income
  taxes and fixed
  charges..................    $104,578        $78,578         $70,341         $57,469         $57,278
                               ========        =======         =======         =======         =======
Fixed charges:
  Interest and debt
     expense...............      42,888        $16,726         $16,426         $14,209         $31,155
  Preferred stock
     dividends.............      15,549             --              --              --              --
   1/3 of rent
     expense -- interest
     factor................         667            488             465             438             455
                               --------        -------         -------         -------         -------
                                 59,104         17,214          16,891          14,647          31,610
  Capitalized interest.....          --             --             442           1,582             282
                               --------        -------         -------         -------         -------
                               $ 59,104        $17,214         $17,333         $16,229         $31,892
                               ========        =======         =======         =======         =======
Ratio of earnings to fixed
  charges..................        1.76           4.56            4.06            3.54            1.80

Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) preferred stock dividends and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of operating lease rentals).

       Rent Expense........    $  2,001        $ 1,465         $ 1,395         $ 1,313         $ 1,366
                               ========        =======         =======         =======         =======